Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:	Brad A. Hummel Chief Executive Officer (214) 634-0403

DIAGNOSTIC HEALTH SERVICES ANNOUNCES
ADDITIONS TO BOARD OF DIRECTORS

DALLAS, Texas (March 18, 1999) - Diagnostic Health Services, Inc. (Nasdaq/NM: DHSM) today announced the additions of Kenneth S. Shifrin, age 49, and Carl S. Luikart, M.D., F.A.C.C., age 44, to the Company's five-member Board of Directors, replacing Thomas M. Sestak and Bo Lycke who resigned recently to pursue other interests.

Since 1989, Ken Shifrin has served as Chairman of the Board for Austin, Texas-based Prime Medical Services, Inc. (Nasdaq/PMSI) the country's largest provider of lithotripsy and prostratherapy services. Prime operates a fleet of 62 mobile lithotripters in 37 states, providing services to over 425 host hospitals and surgery centers. Through consolidation and local market expansion, Prime has built a network of over 2000 client physicians, including partnership interest with nearly 1,100 urologists. In addition to his duties at Prime Medical, Mr. Shifrin serves as Chairman and CEO at American Physicians Service Group, Inc., also of Austin, Texas, which provides medical malpractice insurance, Alzheimer facilities, and OB/GYN physician practice management. Mr. Shifrin earned his BS and MBA from Ohio State University, and is a certified public accountant. Prior to joining Prime Medical he served as Vice President of Finance for Fairchild Aircraft and was a senior management consultant with Arthur Anderson.

Dr. Luikart has served for nearly 15 years as a partner with Louisiana Cardiology Associates, a private cardiology practice in Baton Rouge, Louisiana. In addition to several hospital staff assignments, Dr. Luikart has served on various private and public company boards including The Company Doctor, which was sold in 1998 to HealthSouth Corporation, and Blue Cross/Blue Shield of Louisiana. He presently serves as Chairman of the Board of HMO of Louisiana, a wholly owned subsidiary of Blue Cross/Blue Shield of Louisiana. Dr. Luikart received a Bachelor of Science degree in chemistry from Nicholls State University where he graduated summa cum laude and gained membership in Phi Beta Kappa. His earned his medical degree from Louisiana State University Medical Center.

Commenting on the appointments, Brad A. Hummel, President and Chief Executive Officer of Diagnostic Health Services, Inc., said "We are pleased and honored to have these two exceptionally capable individuals join our Board. Adding a distinguished physician and a successful healthcare Chief Executive Officer brings needed industry experience and fosters objective decision making and Board independence. I consider these two highly qualified professionals to be further confirmation of the new strategy and positive steps our company is taking to ensure future success."

On February 18, 1999, the Company announced that it had signed a definitive agreement pursuant to which Medical Alliance, Inc. (Nasdaq/NM:MAII) will merge with and into Diagnostic Health Services, forming a company with operations in 45 states and providing services to approximately 400 hospitals and 3,500 physician clients. In addition, the merged company will have a base of covered lives which exceeds 76 million. Upon closing of the transaction, which is expected by the end of the second quarter of 1999, the combined entity will be called Medical Alliance, Inc., and its common stock will trade on the Nasdaq National Market under the symbol MAII.

Diagnostic Health Services, Inc. is a leading provider of medical outsourcing services to hospitals and other healthcare facilities. Diagnostic Health services provides radiology and cardiology diagnostic services and equipment, as well as department management services, to healthcare facilities on an in-house and shared basis. The Company operates in 20 midwestern, western and southern states.

Certain matters discussed in this press release contain forward-looking statements that involve risk and uncertainties including, but not limited to future revenues, earnings prospects and the Company's ability to execute its business plan. Although Diagnostic Health Services believes that its expectations are based on reasonable assumptions, it can give no assurance that anticipated results will occur. Parties receiving this release are encouraged to review all filings made by the Company with the Securities and Exchange Commission.